Ex. 99.28(d)(42)(iii)

Amendment to JNL Series Trust

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and River Road Asset Management, LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and River Road Asset Management, LLC, a Delaware limited liability company and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and Sub-Adviser (the “Parties”) entered into an Investment Sub-Advisory Agreement effective as of April 26, 2021 (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to a certain fund or funds (each a “Fund”) of JNL Series Trust (the “Trust”), as listed on Schedule A of the Agreement, for the portion of each Fund’s assets allocated to the Sub-Adviser.

Whereas, pursuant to the Agreement, the Adviser agreed to pay sub-advisory fees as set forth on Schedule B to the Agreement to the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser, and the Sub-Adviser agreed to accept such sub-advisory fees as full compensation under the Agreement for such services and expenses.

Whereas, the Board of Trustees of the Trust has approved the Sub-Adviser to provide sub-investment advisory services for a portion of assets of the JNL Multi-Manager U.S. Select Equity Fund of the Trust, August 29, 2025.

Whereas, the Parties have agreed to amend Section 3. “Compensation of Sub-Adviser” of the Agreement, as set forth below, and to amend and Schedule A and Schedule B of the Agreement to add the JNL Multi-Manager U.S. Select Equity Fund and its fees, effective August 29, 2025.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Section 3. “Compensation of Sub-Adviser” shall be deleted and replaced, in its entirety, with the following:

“The Adviser will pay the Sub-Adviser a sub-advisory fee, calculated and accrued daily and payable monthly on the average daily net assets of each Fund, as specified in Schedule B to this Agreement to cover the Sub-Adviser’s services under and expenses assumed in carrying out this Agreement. The Adviser shall submit payment to the Sub-Adviser within thirty (30) calendar days after each month end along with fee calculation supporting documentation. The Sub-Adviser shall not provide an invoice to the Adviser.

The Sub-Adviser agrees that the fee rate paid to the Sub-Adviser shall not be in excess of the fee rates charged by the Sub-Adviser to any other future investment company client, registered under the Investment Company Act, being managed on a discretionary basis by the Sub-Adviser pursuant to (i) the Sub-Adviser’s Small-Mid Cap Value II strategy when applying this provision to the JNL Multi-Manager Small Cap Value Fund, (ii) the Sub-Adviser’s Mid Cap Value strategy when applying this provision to the JNL Multi-Manager Mid Cap Fund, and (iii) the Sub-Adviser’s Large Cap Value Select strategy when applying this provision to the JNL Multi-Manager U.S. Select Equity Fund (for the purpose of this provision, each a “Sub-Adviser Strategy”), provided, however, that the foregoing shall not apply to any Sub-Adviser client or fund (i) that is an investment company or fund (registered under the Investment Company Act or otherwise) that is launched by the Sub-Adviser pursuant to a Sub-Adviser Strategy (ii) that is affiliated with the Sub-Adviser or that is an internal client (i.e., employees and their family members) of the Sub-Adviser, (iii) whose fees are structured to include a performance-based fee component, or (iv) whose anticipated aggregate assets under management in a Sub-Adviser Strategy are larger than the aggregate assets under management of a Fund, as listed on Schedule A of the Agreement, invested in the same Sub-Adviser Strategy. For the avoidance of doubt, this provision shall only be assessed at the time the Sub-Adviser formally offers the fee schedule to the future investment company and, if this provision is not triggered then, the Sub-Adviser shall have no ongoing or continuing obligation under this provision, regardless of any subsequent changes in assets under management.”

2)	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated August 29, 2025, attached hereto.

3)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated August 29, 2025, attached hereto.

4)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

5)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

6)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective August 29, 2025.

Jackson National Asset Management, LLC		River Road Asset Management, LLC

By:	/s/ Emily J. Bennett	By:	/s/ Meagan Snyder
Name:	Emily J. Bennett	Name:	Meagan Snyder
Title:	VP and Deputy General Counsel	Title:	Chief Compliance Officer

Schedule A

Dated August 29, 2025

Funds
JNL Multi-Manager Small Cap Value Fund*
JNL Multi-Manager Mid Cap Fund*
JNL Multi-Manager U.S. Select Equity Fund*

* For the portion of the Average Daily Net Assets managed by the Sub-Adviser.

A-1

Schedule B

Dated August 29, 2025

(Compensation)

JNL Multi-Manager Small Cap Value Fund*
Average Daily Net Assets	Annual Rate
[Fees Omitted]

___________________________________________________________________________________________________

*For the portion of the Average Daily Net Assets managed by the Sub-Adviser.

JNL Multi-Manager Mid Cap Fund*
Average Daily Net Assets	Annual Rate
[Fees Omitted]

___________________________________________________________________________________________________

*For the portion of the Average Daily Net Assets managed by the Sub-Adviser.

JNL Multi-Manager U.S. Select Equity Fund*
Average Daily Net Assets	Annual Rate
[Fees Omitted]

*For the portion of the Average Daily Net Assets managed by the Sub-Adviser.

B-1